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LASALLE NORTHWEST BANK
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                                                                  LASALLE BANKS



                               September 18, 1996


4747 West Irving Park Road
Chicago, Illinois 60641-2791
(312) 777-7700


Mr. Fred Eychaner
President
Newsweb Corporation
1645 West Fullerton Avenue
Chicago, Illinois  60614

           Re:      $75,000,000 Credit Facility -- Commitment Letter

Dear Mr. Eychaner:

                 You have informed LaSalle National Bank and LaSalle Northwest National Bank (collectively referred to as "LaSalle") that you are interested in establishing a term credit facility totalling $75,000,000 ("Term Loan") and an interest rate protection facility ("Swap Facility") (collectively, the "Credit Facility") for the purpose of providing funds for the acquisition (the "Acquisition") by a to be formed corporation, corporations or other entities (collectively, "Newco") of all of the assets of Chicago Dock and Canal Trust, a publicly traded Real Estate Investment Trust ("CDCT"). We understand that the assets of CDCT will be acquired by Newco through the use of the Credit Facility and an equity contribution to Newco (the "Equity Investment") in an amount sufficient to consummate the Acquisition and the closing of the Credit Facility, including costs and expenses incurred in connection therewith.

                 Subject to the satisfaction of all conditions set forth herein and in the Term Sheet referred to below, we are pleased to advise you that LaSalle commits to make available the Credit Facility. LaSalle reserves the right to require that Newco and its operating subsidiaries be made co-borrowers in the Credit Facility.

                 LaSalle Northwest National Bank will act as administrative agent and collateral agent (the "Administrative Agent") in connection with the Credit Facility. Attached as Schedule 1 to this letter is a summary of indicative terms and conditions for the Credit Facility (the "Term Sheet") setting forth the principal terms and conditions on and subject to which
LaSalle is willing to make available the Credit Facility and to execute and deliver the Credit Documentation (as defined below). The Term Sheet is an integral part of this letter and is incorporated herein by reference and references to this letter herein shall be deemed to include the Term Sheet.
The capitalized terms used and not defined in the Term Sheet shall have the meanings assigned to them in this letter.
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LASALLE NORTHWEST NATIONAL BANK
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                                                                   LASALLE BANKS


Mr. Fred Eychaner
September 18, 1996
Page 2



                 LaSalle reserves the right and expects to form a syndicate of financial institutions (collectively with LaSalle, the "Lenders") to join LaSalle in entering into the Credit Facility, but this commitment is not conditioned upon the formation of such syndicate. You agree to assist LaSalle in forming any such syndicate and to provide LaSalle and other Lenders, promptly upon request, with all information reasonably deemed necessary by them to complete successfully the syndication.

                 In addition, the commitment of LaSalle is subject to the negotiation, execution and delivery of definitive documentation with respect to the Credit Facility satisfactory to the Administrative Agent and its counsel (the "Credit Documentation"). The Credit Documentation shall contain the terms and conditions set forth in the Term Sheet and such other indemnities, covenants, arrangements and other terms and conditions as shall be satisfactory in all respects to the Administrative Agent. This letter and the Term Sheet are intended as an outline only and do not purport to summarize all of the terms, conditions, covenants, representations and other provisions which will be in the Credit Documentation.

                 Whether or not the Credit Documentation is executed or any other transaction contemplated hereby or thereby is consummated, you agree to pay the fees at such times and in such amounts set forth in the Term Sheet; to promptly reimburse the Administrative Agent and LaSalle for all reasonable costs and expenses incurred by Administrative Agent, LaSalle or any of their respective affiliates in connection with the negotiation, preparation, review, execution, delivery, collection and enforcement of this letter, the Term Sheet, any of the Credit Documentation and other documentation contemplated hereby or thereby, and to indemnify and hold harmless the Administrative Agent, each Lender (including LaSalle) and each director, officer, employee, affiliate and agent of each thereof (each, an "indemnified person") against, and to reimburse each indemnified person, upon its demand, for, any losses, claims, damages, liabilities or other reasonable expenses ("Losses") to which such indemnified person may become subject insofar as such Losses arise out of or relate to or result from any investigation or defense of, or participation in, any legal proceeding relating to this letter, any of the Credit Documentation, the financing contemplated hereby and thereby. Your obligations under this paragraph shall remain effective whether or not any of the Credit Documentation is executed and notwithstanding any termination of this letter. No Lender shall be responsible or liable to any other person for consequential damages which may be alleged as a result of this letter or the financing contemplated hereby.

                 Borrowers must accept and return this commitment by September 27, 1996, together with the applicable fees provided in the Term Sheet prior to such time, or this commitment letter shall be of no force and effect.

                 Once this commitment letter is accepted by you, the closing of the Credit Facility must take place no later than February 28, 1997, unless extended by mutual agreement in writing. If you are not the successful bidder for the assets of CDCT or if the closing of the Credit Facility does not take place by the date specified above, neither LaSalle nor Borrowers shall have any liability to the other, except as expressly set forth herein with respect to Borrowers' liability for fees and costs of LaSalle and Borrowers'
indemnification obligations.
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LASALLE NORTHWEST NATIONAL BANK
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                                                                   LASALLE BANKS


Mr. Fred Eychaner
September 18, 1996
Page 3



                 This letter is delivered to you on the understanding that neither this letter, the Term Sheet, nor any of their terms or substance shall, without LaSalle's prior written consent, be disclosed, directly or indirectly, to any other person except that (i) provided you have paid the applicable fees as provided herein in the Term Sheet, this letter and the Term Sheet may be disclosed to the employees, agents and advisors of CDCT directly involved in the consideration of this matter, and (ii) this letter and the Term Sheet may be disclosed as may be compelled in a judicial or administrative proceeding or as otherwise required by law.

                 This letter may be executed in counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute one and the same instrument.

We look forward to working with you on this transaction.

                                             Very truly yours,

                                             LASALLE NORTHWEST NATIONAL BANK


                                             By:     _________________________
                                             Title:  _________________________


                                             LASALLE NATIONAL BANK


                                             By:     _________________________
                                             Title:  _________________________

Accepted and agreed to as of
the date first written above by:

NEWSWEB CORPORATION


By:      _____________________
Title:   _____________________
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LASALLE NORTHWEST NATIONAL BANK
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                                                                   LASALLE BANKS


                               September 27, 1996



Mr. Fred Eychaner
President
Newsweb Corporation
1645 W. Fullerton Avenue
Chicago, IL  60614

Re:      $75,000,000 Credit Facility -- Commitment Letter

Dear Mr. Eychaner:

Please be advised that we hereby extend the acceptance period of the subject Commitment Letter dated September 18, 1996 from September 17, 1996 to October 11, 1996. This acceptance period is specifically referenced on page two of the Commitment Letter, the third full paragraph.

All other terms and conditions of the Commitment Letter remain unchanged, in full force and effect.

Thank you.

                                                 Very truly yours,

                                                 LASALLE NORTHWEST NATIONAL BANK


                                                 By:__________________________

                                                 Title:_______________________


                                                 LASALLE NATIONAL BANK


                                                 By:___________________________

                                                 Title:________________________